Exhibit 10.16

April 8, 2013

Michael Armsby

Re: Offer of Employment by Yodlee, Inc.

Dear Mike:

We are very pleased to confirm to you our offer of employment with Yodlee, Inc., (the “Company”) in the position of Chief Financial Officer, reporting to Anil Arora, President and CEO. The terms of our offer and the benefits currently provided by the Company are as follows:

1. Compensation and Benefits

Your starting salary will be $10,416.66, payable semi-monthly (equivalent to $250,000 annually), less applicable tax withholdings. Your position is exempt from overtime. As an executive, you are eligible for a performance-based annual target bonus in an amount equal to fifty percent (50%) of your base salary. For our 2013 fiscal year, your bonus will be prorated based on the number of days you are employed with the Company during the year. The Company, in its sole discretion, will determine whether or not you have achieved all or any portion of your annual bonus, which will be paid as soon as practicable following such determination, but in no event after March 15 of the calendar year following the calendar year in which it is earned. As Chief Financial Officer, you will be entitled to certain benefits in the event of certain terminations of employment within twelve (12) months following a change of control of the Company, as set forth in the attached Change of Control Severance Agreement (the “Severance Agreement”). You also will be eligible to participate in regular health insurance and other employee benefit plans established by the Company for its employees from time to time. The Company reserves the right to change or cancel the Company-wide benefit plans and programs it offers to its employees at any time.

2. Proprietary Information

As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions, which will be the property of the Company. To protect the interests of the Company, as a condition of employment you will be required to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement” (the “Confidentiality Agreement”). We wish to impress upon you that we do not want you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

3. Equity Award

We will recommend to the Board of Directors of the Company (the “Board”) that you be granted a stock option (“Option”) under our 2009 Equity Incentive Plan (the “Plan”) to purchase 4,000,000 shares of the Company’s common stock (“Shares”). The exercise price per Share of the Option will be equal to the fair market value of a Share on the date of grant, as determined by our Board in its sole discretion. Subject to the foregoing approvals, the Option will vest as to twenty-five percent (25%) of the Shares subject to it on the first anniversary of your start date of employment with the Company, and the balance of the Shares will vest in equal monthly installments over the next thirty-six (36) months, subject to your continued service with the Company through each applicable vesting date. In the event of the Company’s “Change in Control,” as defined in the Plan, twenty-five percent (25%) of the then-unvested Shares subject to the Option will become vested immediately prior to the Change in Control, subject to the completion of the Change in Control; provided, however, that for purposes of such accelerated vesting under this Option, any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a “Change in Control” under Section 2(f)(i) of the Plan only if, following the private financing, the holders of the stock of the Company immediately prior to the financing continue to hold more than 50% of the total voting power of the stock of the Company. The Option will be subject to the terms of the Plan and the applicable stock option agreement under the Plan.

4. At Will Employment

While we hope to have a long and prosperous employment relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either you or us with or without cause, at any time, with or without notice. Even though your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time during your tenure with the Company, the “at-will” nature of your employment will not change unless the Company’s Chief Executive Officer signs a written contract that explicitly changes your at-will status. By way of example, your at-will status would not change based upon length of service, your participation in any stock option or benefit program, or your receiving pay increases, promotions, or positive performance evaluations.

5. Background Investigations

The Company reserves the right to conduct initial and periodic background investigations and/or reference checks on all of its employees and potential employees. Your job offer, start date and employment, therefore, are contingent upon clearance of such a background investigation(s) and/or reference check(s). You also may be required to consent to such background investigations and/or reference checks in accordance with applicable state and federal laws. Please also note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

6. Start Date

Your employment with the Company will begin on the later of the final completion of your background investigation or April 25, 2013.

7. Arbitration

(a) The Company and you each agree that any and all disputes arising out of the terms of this letter of agreement, your employment by the Company, your service as an officer or director of the Company, or your compensation and benefits, the interpretation and any of the matters herein released, will be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. Disputes that the Company and you agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. The Company and you further understand that this agreement to arbitrate also applies to any disputes that the Company may have with you.

(b) Procedure. The Company and you agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The Arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The Arbitrator will have the power to award any remedies available under applicable law, and the Arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the Arbitrator or JAMS except that you will pay any filing fees associated with any arbitration that you initiate, but only so much of the filing fees as you would have instead paid had you filed a complaint in a court of law. The Arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the Arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law will take precedence. The decision of the Arbitrator will be in writing. Any arbitration under this letter of agreement will be conducted in San Mateo County, California.

(c) Remedy. Except as provided by the Act and this letter of agreement, arbitration will be the sole, exclusive, and final remedy for any dispute between you and the Company. Accordingly, except as provided for by the Act and this letter of agreement, neither you nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.

(d) Administrative Relief. You understand that this letter of agreement does not prohibit you from pursuing any administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. This letter of agreement does, however, preclude you from pursuing court action regarding any such claim, except as permitted by law.

(e) Voluntary Nature of Agreement. Each of the Company and you acknowledge and agree that such party is executing this letter of agreement voluntarily and without any duress or undue influence by anyone. You further acknowledge and agree that you have carefully read this letter of agreement and have asked any questions needed for you to understand the terms, consequences, and binding effect of this letter of agreement and fully understand it, including that you are waiving your right to a jury trial. Finally, you agree that you have been provided an opportunity to seek the advice of an attorney of your choice before signing this letter of agreement.

8. Entire Agreement

This letter of agreement, together with the Severance Agreement and Confidentiality Agreement, contain all of the terms, promises, representations, and understanding between the parties, and supersedes any and all prior oral or written agreements or statements between the parties. You agree that no promises, representations, or statements have been made to you which caused you to sign this letter of agreement other than those which are expressly set forth above.

9. Amendments

This letter of agreement may be amended only by a written document executed by both of the parties hereto. No amendment, modification, or waiver of any right or obligation under this letter agreement shall be effective or enforceable unless expressly set forth in a written document signed by the party against whom it is asserted.

10. Severability

If any provision of this letter of agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

11. Governing Law

This letter of agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

If you decide to accept our offer, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read, understood and agreed to the terms and conditions of this offer letter. This offer will expire if not accepted in writing by April 9, 2013. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Michelle Mitchell

Michelle Mitchell

Senior Director, Human Resources

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms set forth above.

/s/ Michael Armsby	4/9/2013
Name	Date

Enclosures:	Duplicate Original Offer Letter

Change of Control Severance Agreement

Employee Invention Assignment and Confidentiality Agreement